EXHIBIT 99.1

PRESENTATION

Operator

Good day, and welcome to the Varco International third quarter earnings conference call. All participants will be able to listen only until the question-and-answer session of today’s call. Today’s call is being recorded. If anyone has any objections, you may disconnect at this time.

Now I will turn the call over to your first speaker for today, Mr. Clay Williams, CFO. Sir, you may begin.

Clay Williams - Varco International Inc. - VP & CFO

Thank you, Angie, and good morning. With me this morning are John Lauletta, Varco’s Chairman and CEO; and Joe Winkler, Varco’s President and COO.

Before we begin this discussion of Varco’s financial results for the third quarter ended September 30th, I would like to point out that some of the statements we make during this call may contain projections and estimates, including comments about our outlook for the Company’s business, and comments regarding the proposed merger between National Oilwell and Varco, which are forward-looking statement within the meaning of the Securities Acts of 1933 and 1934.

These forward-looking statements are based on limited information as of today, which is subject to change. These forward-looking statements are further subject to risks and uncertainties, and actual results may differ materially. No one should assume that these forward-looking statements remain valid later in the quarter or later in the year. I refer you to our latest Form 10-K that Varco has on file with the SEC for a more detailed discussion of some of the risk factors affecting our business.

Additionally, we may at times refer to results excluding certain discontinued operations, merger transaction litigation or asset impairment charges or gains. A reconciliation of these may be found within our press release or on our website at www.varco.com, or in our 8-K filings with the SEC.

Varco and National Oilwell announced on October 13th, 2004, that we have received an information request from the Department of Justice as part of our HSR antitrust review. We received a fairly broad second request which requires us to submit a great deal of information about our products.

The companies had hoped to avoid a second request, but our originally announced timeframe did anticipate the possibility. While we can’t predict the exact date when we will be able to comply fully with the request, we believe it will be around the end of November or early December. So far nothing in the process has been a major surprise, and we remain optimistic that the merger will be approved. We will close as soon as possible after regulatory approval and after the required stockholder approval.

Any and all updates will be made through press releases and/or SEC filings that are fully Reg FD compliant.

Now I would like to introduce John Lauletta, Varco’s Chairman and CEO, for his opening remarks.

John Lauletta - Varco International Inc. - Chairman & CEO

Thank you, Clay. Varco performed very well in the third quarter. The Company generated earnings from continuing operations of 33 cents per fully diluted share, and 34 cents per fully-diluted share excluding drilling equipment group restructuring charges. This represents continuing operations earnings growth up 21 percent from last year, and 47 percent from last quarter, excluding drilling equipment restructuring charges and litigation gains from the prior period.

Oil and gas drilling activity continued to strengthen in the quarter, despite strikes in Norway, political unrest in Nigeria, rain in Canada and hurricanes in the Gulf of Mexico. Varco’s many businesses that provide critical equipment and services are benefiting from the petroleum industry’s determination to satisfy the world’s growing energy needs.

Demand for our products fueled double-digit growth in our drilling equipment, drilling services and coiled tubing and wireline products group compared to the second quarter of 2004. The Coiled Tubing and Wireline Products group achieved record revenue and record operating profit levels this quarter. Orders for coiled tubing and wireline equipment were the second highest ever, falling just short of the record set just last quarter. Backlog from this group continues to move up, and the outlook is bright.

Varco’s Drilling Equipment group posted outstanding operating margins this quarter. The Company began an aggressive cost-reduction initiative in late 2003 to improve margins in this group. We targeted a reduction in fixed costs totaling $20 million annually, and we set a goal of achieving 15 percent operating margins by early 2005.

I’m pleased to report that we’ve accomplished both of these important objectives well in advance of our original timeframe. Our run rates for overhead indicate that we have hit our cost reduction objectives, and the 16.2 percent operating margin posted by the group in the quarter offers further proof of the success of this initiative.

Our Tubular Services group also set record revenue and operating profit levels this quarter, generating nearly 20 percent operating margins. Strong activity by pipe mills, higher sales of drill pipe, and higher OCTG prices fueled the demand for Varco’s pipe inspection and coating services, used pipe reclamation services and inspection equipment sales.

Our Drilling Service group also generated record revenue levels in the third quarter, as demand for rig instrumentation and solids control moved up with the level of drilling activity. However, margins for the group fell short of our expectations, but we expect improvement in the fourth quarter as Canada rebounds, the North Sea continues to strengthen gradually, and domestic land margins expand.

Similarly, we expect our Tubular Services, Drilling Equipment and Coiled Tubing and Wireline Product groups to continue to post strong results in the fourth quarter. We believe Varco’s fourth quarter earnings from continuing operations, excluding Drilling Equipment restructuring charges, will be in the same range as the Company’s third quarter earnings of 34 cents per share.

With that I’d like to turn it over to Joe Winkler, our President and COO, for his remarks.

Joe Winkler - Varco International Inc. - President & COO

Thank you, John, and good morning. A great quarter. I’ll begin with an overview of our Drilling Equipment group, as it continued to improve its margins in the third quarter, posting 16.2 percent operating margins, well above our stated target of 15 percent.

Sequentially, revenue was up $14.1 million, and we delivered 33 percent operating leverage. Year over year operating profit rose $6 million on a $6.7 million revenue increase.

Late in 2003, we set our strategy in this product line to aggressively reduce our cost structure in line with the revenue run rate of 95 to 100 million per quarter we expected at that time. We targeted savings of $20 million annually. Our goal was to achieve a 15 percent target on that volume of revenue, and to be able to deliver excellent incremental on volume above that level.

Our actions included reducing our cost structure, moving our manufacturing to lower cost locations, a continued emphasis on the aftermarket, continued emphasis on product standardization and simplification, further expansion into the land market, incremental unit upgrade opportunities, and winning our share of the new builds.

Our team has been very responsive and successful in executing this strategy. Importantly, throughout this reorganization period we have consistently emphasized meeting quality and delivery commitments for our customers. Our cost reductions in manufacturing changes have been thoughtful and deliberate, and executed with our customers’ needs in mind.

Aftermarket volume rose 12 percent sequentially, and now represents 61 percent of the groups’ total sales. We continue to earn the confidence and trust of our customers in this mission-critical job.

The numbers reflect the achievement of the $20 million in annual savings. We booked three jackup packages year to date, and are bidding on more. We continue to make progress into the land market with our products and services, as evidenced by the success of our ST-80 Iron Roughneck, LX BOP and Top Drives for Land.

Orders for the group were down slightly from the second quarter, but up year over year. The $106.6 million in third quarter orders includes a $13 million jackup. Backlog was $114.3 million at the end of the third quarter.

Last quarter we noted that the Drilling Equipment group has in its backlog some third-party passthrough items at low margins. Shipment of these have been delayed into the fourth quarter, and as a result margins may be down slightly next quarter when we ship.

As to new drills, there are a number of jackups being discussed by various parties, and there’s even discussion regarding floaters. While it is difficult to predict who will do what and when, it’s certainly shaping up to be an excellent time for capital equipment.

Turning to Varco’s Tubular Services group, we had very strong results across most of our businesses, inspection and coating throughout North America and Latin America, posted solid gains with high operating leverage driven by higher volumes and modest price increases.

New drill pipe sales spurred demand for internal coating services, while high tubing and casing prices, driven by high steel costs, increased demand for used pipe reclamation services.

Sales of fiberglass piping to large international projects in the Middle East and Caspian region and Africa remain strong, and shipments of mill inspection units to steel mills in the Far East and Latin America led to a particularly strong quarter in that area.

Pipeline revenues improved slightly from Q2, but margins were down due to mix. And, as expected, Canada rebounded out of Q2 breakup with very strong incremental, but activity was lower than forecasted due to the higher amounts of rainfall in that area.

Overall, with record revenue and record operating profit levels, we were very pleased with the performance of Tubular Services and expect Q4 to produce similar results.

Varco’s Services Equipment group posted a $16 million improvement in revenues from Q2, a 33 percent incremental operating profit. Compared to the prior year’s third quarter, revenue rose $13.6 million, but operating profit declined slightly. Q3 margins for this group of 16.5 percent are below historical levels, including last year’s Q3 margin of 20.5 percent.

A combination of events in 2003 and 2004 contributed to the year-over-year relationship. Q3 ‘03 sales of nearly fully depreciated solids control rental packages in Latin America, lower volume of international instrumentation equipment sales year over year, a recognition this quarter of a loss on a solids control equipment package for a customer in the Eastern Hemisphere, greater volume of revenue year over year in the U.S. onshore drilling market — which was typically lower margin than the Gulf of Mexico and North Sea, both of which are down in activity from last year, and lower activity levels in Canada and high decrementals due to more rain this year compared to last year.

Sequentially, revenue increases were generally across the board geographically, led by the seasonal recovery in Canada, and significant pickup throughout Latin America. In addition, our Eastern Hemisphere revenue was up, as was the U.S. land market.

The record level of revenue generated from Drilling Services demonstrates the high level of demand for Varco’s solids control and rig instrumentation services. This has resulted in part from our strategic expansion into the Far East and the Middle Eastern markets. These areas should provide good growth opportunities in the coming year. Interestingly, our Drilling Services group achieved record revenue levels despite continue weakness in the Gulf of Mexico and the North Sea during Q3.

As John stated, our Coiled Tubing and Wireline Products also posted a record revenue and operating profit quarter. Revenues rose 16 percent form the second quarter, at 28 percent incremental operating leverage, and margins again topped 20 percent. The group has seen sustained high demand for its products since March of this year, and continues to deliver excellent financial results. In particular, demand for nitrogen pumping equipment and coiling tubing units has been particularly strong in Canada, the Middle East and the Far East. And although down slightly sequentially, demand continues to be very good for our coil tubing.

As we look to the remainder of the year, we expect all of our product lines to perform well in Q4. We expect high levels of oil activity around the globe. Canada will continue its seasonal recovery, and we believe the U.S. land market will remain strong. We anticipate a strong finish for our pipeline inspection group. Our inspection and coating business shows no signs of slowing down. In fact, current indications are that demand for pipe will keep the U.S. mills busy through the traditional holiday slowdown.

Our drilling contractor customer base is obtaining higher day rates and greater utilizations, especially in the deepwater market. This should bode well for our drilling group’s aftermarket business. And our Coiled Tubing and Wireline group should finish strong as it comes off the three highest quarters of order intake it has ever recorded.

The fundamentals look very good for 2005, and we’re even beginning to see signs of recovery in the Gulf of Mexico and the North Sea. The impact of our previously implemented price increases are starting to show up in the numbers, and we will continue to push for selective price increases in the future.

With that, let me turn it to Clay to discuss the third quarter financial results in more detail.

Clay Williams - Varco International Inc. - VP & CFO

Thank you, Joe. I’ll begin with a brief overview of our third quarter 2004 performance compared to the third quarter of last year. Revenues from continuing operations of $414 million improved 11 percent from the prior year. Gross margins fell 2.2 percent, due to mix, higher restructuring charges and a loss in solids control equipment package. SG&A declined $3.3 million, mostly due to reductions in our drilling equipment overheads, which accounted for about $2.8 million of the improvements, along with improvements related to insurance premiums and excise tax accruals.

Likewise, research and engineering expenses declined $2.3 million, due to cost reductions in drilling equipment and in drilling services. As a percent of sales, SG&A and research and engineering declined from 15.9 percent to 12.9 percent year over year.

Third quarter 2004 operating profits for continuing operations was $58.9 million, or 14.2 percent of sales, excluding the restructuring charges in drilling equipment of $1.1 million this quarter. This was up $9.8 million from the prior year, representing 23 percent operating leverage on the $42.4 million revenue increase.

The tax rate for the quarter was 33.6 percent, up slightly from last year. Continuing operations net income was $33.1 million, or 34 cents per share, excluding 2 cents per share in a gain from discontinued operations, which reflect a settlement of contractual issues on our large Middle Eastern rig delivered earlier this year. This was offset partially, about 1 cent per share, in drilling equipment restructuring charges. This compares to 28 cents per share in the third quarter of 2003, also excluding restructuring charges and discontinued operations.

Next, turning to Varco’s sequential performance, revenues from continuing operations improved 12 percent and gross profit dollars rose 15 percent. However, SG&A increased $1.9 million, which arises from a gain on the settlement of litigation recognized last quarter. Excluding this, SG&A declined $2.9 million; research and engineering declined $600,000. Both were also down as a percent of sales.

Third quarter 2004 operating profit improved $16.6 million compared to the second quarter, and excluding restructuring and discontinued operations from both periods. This represents 37 percent incremental operating leverage on a $45.4 million revenue improvement.

Net income from continuing operations, excluding the restructuring charges from both periods, improved $10.7 million or 11 cents per fully-diluted share.

Turning to the operating performance of the divisions, revenue from Continuing Drilling Equipment Group results improved 13 percent or $14.1 million from the second quarter, and operating profit rose $4.6 million, excluding restructuring charges from both periods. Operating margins improved 220 basis points from 14 percent in the second customer to 16.2 percent in the third quarter. Sales of capital equipment units rose 14 percent, and sales of aftermarket spare parts and services rose 12 percent, to $72.2 million or 61 percent of group sales.

SG&A and overhead has also posted sequential improvement in the second quarter to the third. Compared to the prior year third quarter, continuing operations sales were up 6 percent or $6.7 million, and operating profit improved $6 million, excluding restructuring charges. Operating margin was 16.2 percent in the third quarter, compared to 11.8 percent last year. Backlog declined 9 percent from the second quarter, to $114.3 million.

Record Tubular Services sales rose 5 percent, or $6.4 million from the second quarter to the third quarter. Record operating profit improved $4.7 million, or 74 percent leverage on revenue gains. Operating margins were 19.7 percent in the third quarter, up from 17 percent in the second quarter. Compared to the prior year, Tubular Services’ revenues were up 12 percent or $14.7 million. And operating profit rose $4.6 million, representing 32 percent incremental operating leverage on the year-over-year revenue gains. Operating margins were up 1.4 percent.

Record Drilling Services revenue rose $16 million or 21 percent from the second quarter to the third. And operating profit increased $5.3 million, representing 33 percent operating leverage.

Compared to the third quarter of last year, drilling services revenues were up 17 percent, or $13.6 million. But operating profit fell $900,000, and margins declined from 20.5 percent to 16.5 percent. As Joe noted, the prior year period included a higher mix of offshore solids control work, higher levels of Canada solids control activity, and higher levels of Latin America solids control equipment sales. These were offset by higher domestic land and Latin America Service revenues, and the impact of acquisitions in the Eastern Hemisphere at lower incremental margins.

The Coiled Tubing and Wireline Products group posted record sales that were 16 percent or $9 million higher in the third quarter compared to the second quarter. Record operating profit was up $2.5 million, for a 28 percent incremental operating leverage. Margins improved from 19.5 percent in the second quarter to 20.7 percent in the third quarter. Coiled tubing and wireline equipment sales were up, offset slightly by declines in quality tubing coiled tubing.

Year over year, Coiled Tubing and Wireline Product sales were up 13 percent, or $7.4 million, and operating profit rose $2.1 million, representing a 28 percent incremental operating leverage. Backlog for the group moved up 4 percent sequentially on near-record orders of $68.5 million. And year-over-year backlog increased 81 percent.

Turning to the balance sheet, accounts receivable rose $29 million. The days sales outstanding fell about two days from the end of the second quarter. Inventory was up slightly to $327.3 million, due mostly to increases in coil tubing and wireline products.

Working capital, excluding debt and cash, rose $15.2 million in the quarter, but improved as a percent of annualized sales from 33.3 percent in the second quarter to 30.5 percent in the third quarter. Capital expenditures in the quarter totaled $13.3 million, up slightly from the second quarter. Equity was $1,069.4 million. Debt was $463.7 million. And cash was $111.9 million at September 30th, 2004.

Cash flow from operations was $35.2 million in the third quarter. And, finally, net debt, or debt less cash, was $351.8 million, or 24.8 percent of capitalization as of September 30th, 2004.

With that, let me turn the call back to Angie, and we’re prepared to take your questions.

QUESTION AND ANSWER

Operator

Thank you. At this time we are ready to begin the formal question-and-answer session. (OPERATOR INSTRUCTIONS.)

Andy Hoffman - Salomon Smith Barney - Analyst

Thank you, it’s Andy Hoffman. A couple of questions. One, I just wanted to understand what the incremental impact was of all the — the Canadian issue, the hurricanes on your quarter’s earnings. And, secondly, wanted to get an idea of why the fourth quarter would not be higher. The only things I heard were you had some strong mil sales, and also the drilling equipment margins might be a little lower because of some passthroughs.

Clay Williams - Varco International Inc. - VP & CFO

Sure. Andy, your first question, the impact of the various sort of items this quarter, cumulatives weren’t huge — in total probably less than $2 million in revenue. We had about a $300,000 impact in the Gulf of Mexico from Hurricane Ivan in the third quarter. Expect something probably close to that in the fourth quarter as well. The strike in Norway probably cost us about $600,- to $700,000 in revenue. Canadian solids control was down year over year on the order of about a half a million dollars or so. When you add all that together, maybe a million and a half of revenue, plus or minus.

John Lauletta - Varco International Inc. - Chairman & CEO

And it’s difficult to say exactly how much of that —

Andy Hoffman - Salomon Smith Barney - Analyst

Okay, but it was not material?

John Lauletta - Varco International Inc. - Chairman & CEO

Yeah, right.

Clay Williams - Varco International Inc. - VP & CFO

With regards to our outlook, we did have a strong quarter for mil equipment sales in the third quarter. In the fourth quarter, we’re hopeful to also ship a lot of mil equipment, but it’s going to be real tight, and so we’re probably a little conservative there in our outlook on those specific orders. And that falls within our Tubular

Services division, as you well know. Also within that division, our outlook for our fiberglass business which has had just two terrific quarters in a row here. They may be down slightly. Perhaps a little bit of weakness in our Tubular Services business in South America and Eastern Hemisphere. Those will be offset though by we think strengthening in North America and strengthening in our pipeline inspection group. So kind of net-net we end up in close to the same place in our Tubular Services business, but volumes may actually be down just a little bit.

Drilling Services, as we know, we had a record revenue quarter in the third quarter. I think that the volumes there may be down a little bit in Q4, but we do expect margin improvement — very focused on turning that around. And then in our Drilling Equipment group, as Joe mentioned in his remarks, more passthrough is likely in the fourth quarter, and our volumes may be down just a little bit there too. So right now looking at all these factors, we sort of end up in a range of earnings that’s pretty close to what we see in the third quarter, taking out the discontinued ops away and the drilling equipment restructuring charges away.

Andy Hoffman - Salomon Smith Barney - Analyst

And also the 16 percent margin in drilling equipment, I’m assuming based on what Joe said we’re talking about the cut costs were based on a $95 to $100 million per quarter run rate, and because the revenues had been higher you’ve been able to get the higher margins, even with a weaker dollar.

Joe Winkler - Varco International Inc. - President & COO

Yes, we’ve been very successful. You can see the impact of the cost reductions in the numbers. Some of those cost reductions were implemented in Q3, so we would expect to get the full impact of them as we go forward into Q4, and we will continue to prune that cost structure as need be. We started some time ago in lowering the cost of product coming out of manufacturing, from moving product to different locations, or working to lower the cost of the product either simplifying the product, working on the product cost, et cetera. We’re beginning to see that. Our strategy was clear. We wanted to get to a 15 percent target on that annualized 400 run rate, plus or minus, and then deliver good incremental on top of that.

Andy Hoffman - Salomon Smith Barney - Analyst

So the 16 percent you don’t consider anomalous?

Joe Winkler - Varco International Inc. - President & COO

No. You know, let me qualify we said a year ago or so that it would take it’s time to get there, and it’s not linear. We’ll have some ups and downs on the way, but, no, we do not consider 16 percent out of that group on that revenue level to be an anomaly.

Ashish Gupta - Banc of America Securities - Analyst

This is Ashish Gupta. Question. I just wanted to focus a little on the Drilling Equipment group. You talked about aftermarket being about aftermarket being about 61 percent. What kind of margins do you get on aftermarket in that group?

Joe Winkler - Varco International Inc. - President & COO

Very good. It depends on the source of revenue in that group. Aftermarket is a combination of spares, service, repair and rental, and you know spares typically it’s very good, on rental it’s very good. But there’s capital investment associated with that. And then on service and repair work, it’s not quite as good, but typically margins on that all in we’re expecting north of 30, probably in the 35 range, as you look at that as a separate little business.

Ashish Gupta - Banc of America Securities - Analyst

Wow, okay. And then kind of a follow-up on the questions on the passthrough, the third-party passthrough items. How much was delayed into the fourth quarter? And I guess what kind of margins were those pass drives expected to get?

Clay Williams - Varco International Inc. - VP & CFO

A little less than $10 million that we kind of see looking out, and the margins are, you know, let’s say less than 10 percent.

Ashish Gupta - Banc of America Securities - Analyst

Okay, so even if those had hit in the third quarter, your margin would have still exceeded 15 percent?

Clay Williams - Varco International Inc. - VP & CFO

Yeah, it was a strong quarter.

Joe Winkler - Varco International Inc. - President & COO

Yes.

Ashish Gupta - Banc of America Securities - Analyst

Okay, finally I guess I just wanted to get your take on steel prices. A lot of companies have been talking about the increase in steel prices being an important variable, especially as contracts roll over. And I just wanted to kind of understand your view on how much of an impact steel prices could have as we look out into 2005.

Joe Winkler - Varco International Inc. - President & COO

Well, from my perspective we would not anticipate a significant impact. As we mentioned in our comments, to some degree the higher steel price has led to higher pipe cost, which plays into our inspection process and becomes a more valuable commodity than we are expecting.

As to the impact on our cost structure, we started some time ago to mitigate that impact through price increases, surcharges. And in terms of work that we’re bidding, we’re taking that into consideration oftentimes, particularly on those bids that have a bit of an open window. There’s language in there that it’s pretty limited how long that will be good and/or that is subject to whatever the price of steel will be at the time that the bid is awarded. So we think from an overall perspective, as we look back into this year, it hasn’t had a major impact on our cost structure. It’s an issue that we deal with, not a major impact. Wouldn’t consider it to be a major impact as we go forward.

Clay Williams - Varco International Inc. - VP & CFO

Yeah. In fact, I think Ashish net-net for the Company it’s probably a benefit. You know, one of the important services that Varco provides to the oilfield is reclamation of used tubulars, reclamation of used sucker rods. And as the price of new OCTGs has really run up with higher steel prices, we’ve really benefited in our Tubular Services group. The economics of reclaiming used tubulars and used sucker rods become a lot more compelling for operators out there, and a lot of them call our Tuboscope group to provide those services.

Ashish Gupta - Banc of America Securities - Analyst

Okay. And I guess finally guys as you look out to 2005, on a regional basis where do you see most of your growth coming from? Can you talk about certain regions where you can see maybe the highest year-over-year growth on a percentage basis, and maybe those areas where you could see more flattening levels of activity?

Joe Winkler - Varco International Inc. - President & COO

I think we could take it around the globe. I think from our perspective we expect Canada to be up year over year. As we always talk on these calls, there’s the weather and what’s going to happen. But we think fundamentally Canada will be up year over year.

I think that in the U.S. land it’s been very strong, particularly the back end of the year. We see that being, again, year over year up, and that’s because it was a little lower in Q1 and Q2. I’m not saying we see it up significantly necessarily to where we are today, but when you look at year over year, I think that will be up. So we’re seeing the Gulf pick up a bit, signs of it. We’ll believe it when we see it, but we are seeing signs. The North Sea should be picking up. But all of our drilling contract customers that are in the deep water are seeing significant day rate increases, rigs high utilizations, and there’s beginning to be a tightness in the deep waters. So we would expect good things out of that. Latin America I think generally speaking — Mexico is a little bit of a wild card in terms of activity level year over year. But in the rest of that region I think it’s safe to say we see it at least equal to or slightly better than last year. Venezuela is always a wild card in terms of what’s going to happen there. One time it was a very good market. It in time will be a good market again. And, as we said, the Far East and the Middle East, we have some growth initiatives over there in that part of the world. We see activity levels increase. For example, Saudi Arabia bringing in more rigs. We think there’s an opportunity to bring in a number more rigs there, and we’ll participate both in equipment being on some of those rigs as well as the services provided to those rigs as they’re drilling.

So am I missing anyplace, guys?

And capital equipment there’s a number of — you go back to last year at this time, we were talking about maybe a couple of jack ups. No one was talking floaters. Now we’re talking about the number of jack ups, some of which have been ordered during the year, as well as some floaters. So we think there could be some opportunities there.

Ashish Gupta - Banc of America Securities - Analyst

Great guys, great quarter. Thanks.

Operator

Derek Queen — (inaudible) — capital Management.

Derek Queen Analyst.

You commented about the Department of Justice request for more information. Can you comment a little bit more specifically what kind of additional information the DOJ is seeking, and why it would take a couple months to gather that information?

Clay Williams - Varco International Inc. - VP & CFO

Well, as you’re probably aware, Derek, all second requests are pretty burdensome and require a lot of data gathering. And so we are dealing with that currently, and expect to comply with that around the end of November or early December, as I stated.

I don’t think that further public discussion of the areas covered by that is particularly helpful in resolving the issues that we’re dealing with the Department of Justice. So we really aren’t offering any further comment on the contents of the second request. If we do change that though, we’ll do so in a public announcement with the SEC filings.

Derek Queen Analyst.

Okay, and then just as a follow up I remember on your merger conference call I remember Jim Crandell’s question was the very first question asked, and he talked about his surprise whether or not this could pass regulators. Talking with many of your customers, some to me were concerned about the pricing that you could command. If it turns out that the only way to get the deal approved is by divesting your Top Drives business, is this something that you’d be committed to do?

Joe Winkler - Varco International Inc. - President & COO

I think as we said in our call at the time, it’s not helpful for us to speculate on the what-ifs. We’ll continue to work through and comply with Justice requests and deal with it at the time.

Operator

Jeff Tillery, Pickering Energy Partners.

Jeff Tillery - Pickering Energy Partners - Analyst

Drilling Services was the one segment that didn’t do better than we had expected. Last cycle’s operating margins were consistently kind of in the low 20 percent margin range. Acknowledging Gulf of Mexico was lower, what else has changed in that business since last cycle?

Clay Williams - Varco International Inc. - VP & CFO

Well, a couple of things, Jeff, and it’s really what I think Joe in his opening comments went through, a number of items here. And, yeah, year over year third quarter is a good comparison. The third quarter of 2003 we did 20.5 percent operating margins, and it’s down 400 basis points year over year.

A couple of things. First, last year we had some very high margin sales of solids control equipment into Latin America. We, as you are well aware, we rent solids control equipment to our customers, and very frequently they buy that equipment from us. In this instance, there were a couple of large packages that were sold in the third quarter of equipment which was nearly fully depreciated, and as a result last year they flowed through at very high margins.

In contrast, this quarter we had a higher level of sales of passthrough items in this group that carried very low margins, on the order of about $1 million or so, at margins less than 10 percent. We also recognized the loss on another package of solids control equipment that we’re building for a customer in the Eastern Hemisphere. That was a little less than $1 million as well. Between those two items, we probably lost something close to 150 basis points in operating margin in this most recent quarter.

In addition to that, as Joe pointed out, our mix in that business has shifted significantly year over year. Activity in the Gulf of Mexico was down significantly year over year. That’s an important high-margin region for us. Likewise, activity in the North Sea was down year over year, and that’s been another good market for our solids control business in particular. And we’ve been able to replace that work. In fact, we’ve been able to more than replace it with growth in our domestic land market. But that just seems to be a much lower margin region.

So the mix shifts away from a couple of important offshore markets into the North American land market. It diluted our margins a little bit.

I do want to reemphasize though in looking forward into the fourth quarter we do expect margin improvement in Drilling Services. Those two items that I mentioned on equipment sales that happened in the third quarter, the loss and then the passthroughs should not repeat. And additionally we’re seeing better results out of Canada. It’s pretty high incremental. That business up there is, when it’s working well and it’s not raining, generates pretty good incremental.

Jeff Tillery - Pickering Energy Partners - Analyst

Thanks, that was helpful. In terms of coiled tubing and wireline, you guys have spoken more on the order side to coil coiled tubing order flow. How would you characterize wireline order flow?

Clay Williams - Varco International Inc. - VP & CFO

Good. There’s a lot of tubing conveyed perforating gun work that we do that’s flowing through. A lot of mechanical equipment flowing through. You know, all the way around very solid.

Joe Winkler - Varco International Inc. - President & COO

Yeah, I think it’s been solid.

John Lauletta - Varco International Inc. - Chairman & CEO

I think all segments of our coiled tubing and wireline product group have been strong.

Operator

Kevin Pollard, RBC Capital Markets.

Kevin Pollard - RBC Capital Markets - Analyst

Just a couple of quick questions. First on the coiled tubing and wireline, you know, earlier this year, I guess it began with the first quarter, we sort of saw your new order levels gap up a little bit, and they’ve been sort of in that 68 to 75 million range since, and we’ve seen similar improvements in revenue since then. Now we seem to have kind of had three quarters of sort of that new run rate level of orders — call it $70 millionish. When would you expect that the revenue trajectory there to sort of flatten out, you know, barring another increase in a kind of gap up in new order levels?

Clay Williams - Varco International Inc. - VP & CFO

Well, the revenue level this quarter jumped up to something closer to the order rate this quarter, you know $65 million in revenue flowing out of the backlog, replaced by nearly $69 million flowing into the backlog. So we certainly have a little bit of additional growth possible in that group, but I think we’re getting closer to the flat side.

Kevin Pollard - RBC Capital Markets - Analyst

So assuming that the new order level stays somewhere in the approximate range we’ve seen over the last three quarters, you would expect the revenue to sort of flatten out in that 65 range, maybe slightly up from there?

Clay Williams - Varco International Inc. - VP & CFO

Yeah, that’s probably a pretty good forecast.

Kevin Pollard - RBC Capital Markets - Analyst

Okay, thanks. And on the drilling services side, how much of the sequential improvement was just due to Canada and the seasonal return there?

Clay Williams - Varco International Inc. - VP & CFO

About $2.5 million of revenue, but it comes in at pretty good incrementals typically.

Kevin Pollard - RBC Capital Markets - Analyst

Okay, okay. And Joe alluded a little bit to some pricing increases in areas that you were seeing some improvement. Could you give us a little bit more color on what areas, what product lines, and sort of order of magnitude of pricing improvements that you’re talking about?

Joe Winkler - Varco International Inc. - President & COO

It’s really across the board. You know, from our perspective right now it’s a little difficult in the Gulf and the North Sea across our product lines to get it. But in the U.S. land business, across all of our product lines we’re pushing it there. Canada and certain of our international markets — as I mentioned early in the commentary, as the price of steel has impacted our cost structure will be going out with price increases to cover that and on that surcharge. So there’s no one particular place, it’s sort of across the board, all product lines.

Kevin Pollard - RBC Capital Markets - Analyst

And a final question, on the drilling equipment side, you’ve obviously done a good job of getting that business restructured quickly. I wonder what your thinking is on further restructuring activity or improvements, operating improvements in that business, particularly with regard to the fact that your merger with National Oilwell seems highly likely at this point. Is it something you sort of take a wait-and-see approach at this point?

Joe Winkler - Varco International Inc. - President & COO

Yeah, from my perspective it’s business as usual in that product line. And our team there has been very, very responsive. And they continue to look at ways to improve and get more efficient. You know, we moved some things around. We’ll continue to look at that. Exactly what we might do, or if we do, depends on a lot of things. And so —

John Lauletta - Varco International Inc. - Chairman & CEO

I think the prospects for new build equipment as we move out as well is quite good, and so I think we’re in the right zone right now.

Joe Winkler - Varco International Inc. - President & COO

I mean, that was our strategy, to structure it just for the market we’re going into.

Operator

Roger Reed, New Texas Rye Schroeder.

Roger Reed - New Texas Rye Schroeder - Analyst

A quick question. Looking at the Drilling Equipment group, if you’ve got pretty high utilization on the existing rig fleet, obviously a potential for new orders, if you look at the breakdown there of kind of upgrades and maintenance CapEx versus new builds, which one probably makes a bigger difference going forward over the next, say, two to four quarters? And which one provides better margins overall? I mean, I would assume it’s going to be the repair and maintenance versus the new equipment, but could you help me out a little bit with that?

Joe Winkler - Varco International Inc. - President & COO

Well, in terms of impact, I think repair and maintenance and aftermarket will have the short-term impact. We’ll see that sooner in our revenue and profitability stream. Incremental upgrades would follow on next, and then of course by new builds.

In terms of the margins on that, it depends where it’s coming from. But as we said when we structured the organization the way we did, we expect good incremental on new builds. We expect good incremental on the incremental upgrades. And I think we’re seeing that in the numbers. And from our perspective the spares are going to be the best, followed by maybe rentals, and it gets to be a mixed bag after that. But we’re expecting 30 percent plus out of new builds and out of incremental upgrades.

Roger Reed - New Texas Rye Schroeder - Analyst

Okay, thanks. And then your commentary on price increases, trying to stay in front of the steel costs, where do you stand? Do you think you’re even, ahead, a little behind still? How should we look at that?

John Lauletta - Varco International Inc. - Chairman & CEO

I think we were proactive, particularly at our quality tubing division that manufacturers coiled tubing, which is one of our largest consumers of steel prices. And they were proactive, and I think in that case covered most of the increases. I think net-net we’re pretty well even. There may be a few places that we’re a little bit behind, but generally not much of an impact, as Joe indicated.

Operator

Geoff Kieburtz, Smith Barney.

Geoff Kieburtz - Smith Barney - Analyst

I wanted to follow up on the pricing, if you can give some commentary on year over year how much you’re up in the various segments, and what you might expect in the next few quarters.

Joe Winkler - Varco International Inc. - President & COO

I think generally, Andy, we’re — as Joe pointed out, it varies sector to sector, but generally most businesses are up anywhere from 1 to 5 percent year-over-year.

Clay Williams - Varco International Inc. - VP & CFO

It’s also, as others have correctly pointed out, steel costs are little higher, fuel costs are a little higher. We face some inflationary forces that cause us to push pricing across most all of all our product line.

Geoff Kieburtz - Smith Barney - Analyst

So are these prices of 1 to 5 inclusive of what you’ve gotten back from steel, or would you take away —;

Clay Williams - Varco International Inc. - VP & CFO

No, that’s a gross price increase as opposed to a net price increase.

Geoff Kieburtz - Smith Barney - Analyst

So year over year would you actually be barely up on pricing, if you included in the steel?

Clay Williams - Varco International Inc. - VP & CFO

The higher cost has whittled that down a little bit, so net-net you end up with kind of a low single-digit number probably on average.

Geoff Kieburtz - Smith Barney - Analyst

Okay, so what’s going to make the pricing move up significantly? Obviously particularly in tubular services you have record demand, you have record revenues in the billing segment. When are we going to probably see the higher price realizations?

Clay Williams - Varco International Inc. - VP & CFO

Well, a lot of — tabular services for instance we work under longer-term contracts, and so we have fixed pricing until those burn off. So as those roll over they tend to be repriced at a number that’s typically higher than the number I gave you. What I’m referring to is more a kind of blended average. And so there’s some limitations there. Certainly the North American market, being the busiest and having the highest utilization, offers the best opportunity for price increases, but in contrast places like the Gulf of Mexico, the North Sea, certain Latin American markets, have remained down, and we’ve actually experienced some pricing pressure. And the pricing has probably drifted down a little bit, particularly in the Gulf of Mexico.

John Lauletta - Varco International Inc. - Chairman & CEO

I think the leverage will come as we see a pick-up in some of that offshore activity layered on top of strong onshore activity. So utilizations will get tighter, equipment availability will get tighter. So I think there’s the ability certainly as the offshore picks up to move prices.

Joe Winkler - Varco International Inc. - President & COO

And I think in our Tubular Services we’re seeing the impact of the prices in Q3.

Geoff Kieburtz - Smith Barney - Analyst

Okay, and in the Drilling Equipment group, I was wondering if you’ve altered your kind of quarterly outlook for orders. Do you expect to get more than you would have expected maybe a quarter or two ago?

Joe Winkler - Varco International Inc. - President & COO

You know, in terms of a quarter or two ago, I think if you go back and layer it in over time, each quarter that’s gone by I think we’ve gotten a bit more optimistic about new order opportunity. You go back a year since we were talking about a few jackups. Some of those have been ordered. We retained our share. There’s going to be some discussion on floaters. That’s a quarter or two away probably in terms of orders. Jackups, there’s a number of jackups being discussed. We could see some of those in the next couple of quarters. So — and I would say relative to two quarters ago, we’re probably a bit more optimistic about the order intake on that front.

John Lauletta - Varco International Inc. - Chairman & CEO

I think upgrade opportunities too are looking better. But, as you know, that business is lumpy and those orders can fall in and out of a quarter, and it’s very hard to predict the timing. But I would agree with Joe that generally the outlook is better than it was a couple of quarters ago.

Roger Reed - New Texas Rye Schroeder - Analyst

Okay. And lastly the corporate like the unallocated portion. Is that going to stabilize around this level, or are you seeing further cost pressures?

Clay Williams - Varco International Inc. - VP & CFO

That’s $16.2 million. It’s running a little higher due to incentive bonus accruals with the strong results coming in. That accruals up, but in the fourth quarter it will probably be something in this range, maybe a little higher.

Operator

There are no further questions at this time.

John Lauletta - Varco International Inc. - Chairman & CEO

Well, thank you very much for participating in this quarter’s conference call. We look forward to talking to you next quarter.

Operator

This will conclude today’s conference call. You may now disconnect.